CANTONE RESEARCH, INC.

PLACEMENT AGENT AGREEMENT

May 8, 2018

IntelGenx Technologies Corp.
6420 Abrams, Ville St.-Laurent
Quebec, Canada H4S 1Y2

RE:	Placement Agent Agreement for Units Consisting of Common Stock and Notes of IntelGenx Technologies Corp.

Gentlemen:

This letter serves as our agreement (the “Agreement”) that IntelGenx Technologies Corp., a Delaware corporation (the “Issuer” or the “Company”) has engaged Cantone Research, Inc. (“CRI” or the “Placement Agent”) to act as the Company’s exclusive Placement Agent in the United States in connection with the proposed offering in the United States and Canada (the “Offering”) of units (the “Units”) at an offering price of $10,000, each Unit consisting of 7940 shares of the Issuer’s common stock (the “Unit Shares”), a $5,000 convertible note with a conversion price of $0.80 (together with all notes sold in the Offering, the “Notes” and, if converted, the “Conversion Shares”) and common stock purchase warrants representing the right to purchase 7690 shares of the Company’s common stock at an exercise price of $0.80 per share (the “Warrant Shares”) (the Units, the Notes, the Conversion Shares and the Warrant Shares are referred to collectively in this Agreement as the “Securities”) pursuant to the Company’s private offering memorandum dated April 24, 2018 (the “Memorandum”). The Unit Shares, Warrants, Notes, the Conversion Shares and the Warrant Shares, including Warrant Shares of the Placement Agent, shall have certain registration rights under a registration rights agreement of even date (the “Registration Rights Agreement”), a copy of which is attached as Exhibit A (the “Registration Rights Agreement”). The terms of the Offering and the proposed uses of the gross proceeds of the Offering are summarized in Exhibit B to this Agreement. All dollar amounts referenced in this Agreement are in US Dollars. The Offering in the United States will be made solely to persons whom the Placement Agent reasonably believes are “accredited investors” (the “Accredited Investors”), as such term is defined in Rule 501(a) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to exemptions from registration under applicable federal and state securities laws available under Rule 506(b) of Regulation D and analogous state law, and in accordance with the terms of this Agreement. The gross proceeds of the Offering will be on a best efforts basis (no minimum) in an amount not to exceed $4,000,000 (including, for this purpose, any sales made in Canada). Any term capitalized in this Agreement, but not defined herein, shall have the same meaning as defined in the Memorandum.

Upon acceptance, (indicated by your signature below), this Agreement will confirm the terms of the engagement between the Placement Agent and the Company.

1.     Appointment.

(a)      On the basis of the representations, warranties and covenants contained in this Agreement, and subject to the terms and conditions of this Agreement and to market conditions, the Company hereby retains the Placement Agent, and the Placement Agent hereby agrees to act, as the Company’s exclusive Placement Agent in the United States in connection with the Offering. As Placement Agent for the Offering, CRI will advise and assist the Company in identifying, and assisting the Company in issuing, the Securities to selected suitable investors (the “Offerees”) in the Offering under the terms and conditions described in the Memorandum. The Company acknowledges and agrees that the Placement Agent is only required to use its “commercially reasonable best efforts” in connection with the Offering and that this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities or introduce the Company to Offerees. The Placement Agent is merely an agent of the Company in the sale of the Securities and not a principal. The Company retains the right to determine all of the terms and conditions of the Offering.

(b)      The Placement Agent shall solicit subscriptions for the Securities from Offerees it reasonably believes are Accredited Investors. Pending the Company’s acceptance of Offeree subscriptions at a closing (each, a “Closing”), funds submitted by Offerees will be placed in a non-interest-bearing escrow account that the Placement Agent will establish at its clearing broker, or at a federally-insured financial institution. The parties will schedule a Closing at their mutual agreement, at any time before or including the Termination Date, as defined below. At each Closing, the Company will accept or reject Offeree subscriptions in its sole discretion, and may reject any subscription for any reason, or no reason.

2.     Information.

(a)      The Company recognizes that, in completing its engagement under this Agreement, the Placement Agent will be using and relying on the Memorandum, publicly available information (the “Public Filings”) and on data, material and other information the Company furnishes to the Placement Agent, including information furnished by the Company’s affiliates and agents. The Company will cooperate with CRI and furnish, and cause to be furnished, to CRI, any and all information and data concerning the Company, its subsidiaries (if any) and the Offering that CRI deems appropriate, including, without limitation, the Company’s plans for expanding its products, proposed new products, clinical trials for such products, plans for raising capital or additional financing that is reasonably requested by CRI (the “Information”), including subscription agreements, and the form of the Note and the Warrant (together with the Memorandum, the “Private Placement Materials”). Any Information and Private Placement Materials forwarded to Offerees will be in form reasonably acceptable to Placement Agent and its counsel. The Company represents and warrants that all Information and Private Placement Materials prepared or reviewed by the Company are, or will be, complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. For its part, the Company represents and warrants that all Information and Private Placement Materials regarding the Company will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, except where such statement or omission does not have a material adverse effect on the Company or the payment of interest, and principal on the Notes.

(b)      It is further agreed that CRI will conduct a due diligence investigation of the Company and the Company will reasonably cooperate with such investigation as a condition of CRI’s obligations under this Agreement. The Company recognizes and confirms that the Placement Agent: (i) will use and rely primarily on the Information, the Private Placement Materials, the Public Filings and information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) is authorized as the Placement Agent to transmit to any prospective Offerees a copy or copies of the Private Placement Materials and any other legal documentation supplied to the Placement Agent for transmission to any prospective investors by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of the Placement Agent’s services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of the Information or the Private Placement Materials and such other information, if any provided to the Offerees; (iv) will not make an appraisal of any assets of the Company generally; and (v) retains the right to continue to perform due diligence on the Company, its business and its officers and directors during the course of the engagement.

(c)      Until the date that is one year from the date of this Agreement, CRI will keep all information obtained from the Company confidential except: (a) Information which is otherwise publicly available, or previously known to or obtained by, CRI independently of the Company and without breach of any agreement known to CRI with the Company; (b) CRI may disclose such information to its officers, directors, employees, agents, representatives, attorneys, and to its other advisors and financial sources on a need to know basis only and will ensure that all such persons will keep such information strictly confidential. No such obligation of confidentiality shall apply to information that: (i) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by CRI, (ii) was known or became known by CRI before the Company’s disclosure thereof to CRI, (iii) becomes known to CRI from a source other than the Company and other than by the breach of an obligation of confidentiality owed to the Company, (iv) is disclosed by the Company to a third party without restrictions on its disclosure, (v) is independently developed by CRI without the use of the Information, or (vi) in the opinion of its counsel, is required to be disclosed by CRI or its officers, directors, employees, agents, attorneys and to its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction other federal or state governmental bodies, any self-regulatory organization with jurisdiction over the Placement Agent or as may otherwise be required by law.

(d)      The Company recognizes that in order for CRI to perform properly its obligations in a professional manner, the Company will keep CRI informed of and, to the extent practicable and as allowed by law, permit CRI to participate in meetings and discussions between the Company and any third party relating to the matters covered by the terms of CRI’s engagement. If at any time during the course of CRI’s engagement, the Company becomes aware of any material change in any of the information previously furnished to CRI, it will promptly advise CRI of the change.

(e)      The Offering shall be conditioned upon, among other things, the satisfactory completion by CRI of its due diligence investigation and analysis of the Company and market conditions.

3.      Compensation. As compensation for services rendered and to be rendered hereunder by Placement Agent, the Company agrees to pay Placement Agent the following fees in consideration of the services rendered by the Placement Agent in connection with the Offering, which shall be reimbursed by the Company at each Closing.

(a)      The Company agrees to pay CRI a cash fee payable upon each closing of the transaction contemplated by this Agreement (each, a “Closing”) equal to six percent (6%) of the gross amount of Securities sold (the “Placement Fee”). The Company will also, at each Closing, issue to the Placement Agent Warrants to purchase Company Common Stock with the same terms and conditions as the Warrants issued to investors in the amount of 925 Warrants for each Unit sold at each Closing.

(b) The Company agrees to pay CRI a non-accountable expense allowance in cash (the “Non-Accountable Expense Allowance”) equal to 1.75% of the gross amount of the subscriptions accepted by the Company at each Closing.

(c)      The Company will pay all state “blue sky” filing fees and expenses as incurred, or deducted at each Closing, not including legal fees.

4.     Term of Engagement.

(a)      This Agreement will remain in effect until May 15, 2018, after which either party shall have the right to terminate it on fifteen (15) days prior written notice to the other. The date of termination of this Agreement is referred to in this Agreement from time to time as the “Termination Date.” The period of time during which this Agreement remains in effect is referred to herein from time to time as the “Term.” In the event, however, in the course of CRI’s performance of its due diligence, it deems it necessary to terminate the engagement, CRI may do so before the Termination Date and upon immediate written notice.

(b)      Notwithstanding anything herein to the contrary, the obligation to pay the compensation and expenses described in Section 3, this Section 4, Sections 7 and 9-18 and all of Exhibit A, will survive any termination or expiration of this Agreement. The termination of this Agreement shall not affect the Company’s obligations to pay fees and expenses to the extent provided for in Section 3 above and shall not affect their obligations to reimburse the expenses accruing before such termination to the extent provided for in this Agreement. All such fees and reimbursements due shall be paid to the Placement Agent on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the termination of the Offering or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 above).

5.      Certain Placement Procedures. The Company and the Placement Agent each represents to the other that it has not taken, and the Company and the Placement Agent each agrees with the other that it will not take, any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D. In effecting the Offering, the Company and the Placement Agent each agrees to comply in all material respects with applicable provisions of the Securities Act and any regulations thereunder and any applicable state laws and regulations. In order to induce CRI to enter into this Agreement, the Company agrees that CRI may rely upon any representations and warranties made to any Offeree in this Offering (as if fully set forth herein) for its benefit, and that all such representations and warranties are true and correct in all material respects when made, and shall be true and correct in all material respects as of the date of each Closing. The Company agrees that it shall cause any opinion of its counsel delivered to any Offerees in the Offering also to be addressed and delivered to the Placement Agent, or to cause such counsel to deliver to the Placement Agent a letter authorizing it to rely upon such opinion.

6.     Representations, Warranties and Covenants of the Placement Agent.

CRI, its affiliates and any person acting on its or their behalf (the “Placement Agent Parties”) hereby represent and warrant to, and covenant with, the Company that:

(a)      The Securities offered by the Placement Agent have been and will be offered and sold in compliance with all federal and state securities laws and regulations governing the registration and conduct of broker-dealers, and each Placement Agent Party making an offer or sale of Securities was or will be, at the time of any such offer or sale, registered as a broker-dealer or representative under Section 15(b) of the Exchange Act, and under the laws of each state of the United States where offers are made (unless exempted from the respective state’s broker-dealer and agent registration requirements), and in good standing with FINRA;

(b)      The Securities offered and sold by the Placement Agent have been and will be offered and sold only to Accredited Investors in accordance with Rule 506(b) of Regulation D and applicable state securities laws; provided, however, that the Company shall make all necessary filings under Rule 503 of Regulation D and such similar notice filings under applicable state securities laws. The Placement Agent Parties represent and warrant that they have reasonable grounds to believe and do believe that each person to whom a sale, offer or solicitation of an offer to purchase Securities was or will be made was and is an Accredited Investor. Prior to the sale and delivery of Securities to any such investor, the Placement Agent Parties will obtain an executed securities purchase agreement in the form agreed upon by the Company and the Placement Agent and included as an exhibit to the Memorandum (the “Subscription Agreement”).

(c)      (i) Sales of the Securities by the Placement Agent will be made only in such jurisdictions in which: (A) the Placement Agent is a broker-dealer registered under all applicable federal and state laws governing broker-dealers; and (B) the Placement Agent has been advised by counsel that the offering and sale of the Securities is registered under, or is exempt from registration under, applicable laws. (ii) offers and sales of the Securities by the Placement Agent will be made in compliance with the provisions of Regulation D and/or Section 4(a)(2) of the Securities Act, and the Placement Agent shall furnish to each Offeree a copy of the Memorandum (including all Schedules and Exhibits thereto) prior to accepting any subscriptions for Securities.

(d)      In connection with the offers and sales of the Securities, the Placement Agent Parties have not and will not:

(i)      Offer or sell, or solicit any offer to buy, any Securities by any form of “general solicitation” or “general advertising”, as such terms are used in Regulation D, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act;

(ii)      Use any written material other than the Memorandum, a copy of which is attached as Exhibit C , and the Subscription Agreement, and shall only rely upon and communicate information that is publicly available regarding the Company to any Offeree (without limiting the foregoing, none of the Placement Agent Parties is authorized to make any representation or warranty to any Offeree concerning the Company or an investment in the Securities); or

(iii)      Take any action that would constitute a violation of Regulation M under the Exchange Act.

(e)      The Placement Agent will periodically notify the Company of the jurisdictions in which it intends to offer or offers the Securities under this Agreement, and will periodically notify the Company of the status of the Offering.

(f)      The Placement Agent shall cause each affiliate or each party acting on its or their behalf with whom they enter into contractual arrangements relating to the offer and sale of any Securities to agree, for the benefit of the Company, to the same provisions contained in this Agreement.

(g)      None of the Placement Agent or any person associated with the Placement Agent who is or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the Offering, or any director, executive officer or other officer of the Placement Agent participating in the Offering (each, a “Placement Agent Covered Person” and, together, “Placement Agent Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Placement Agent has exercised reasonable care to determine whether any Placement Agent Covered Person is subject to a Disqualification Event.

7.      Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to the Placement Agent as of the date hereof, and as of each Closing Date, as follows:

(a)      Subsidiaries. All of the direct and indirect material subsidiaries of the Company (the “Subsidiaries”) are set forth in the Public Filings. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions (collectively, “Liens”), and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)      Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in material violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any other agreement entered into between the Company and the Investors, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement or the transactions contemplated under the Transaction Documents (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened (“Proceeding”) has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)      Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby and under the Transaction Documents have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Company’s Board of Directors (the “Board of Directors”) or the Company’s stockholders in connection therewith other than in connection with the Required Approvals (as defined below). This Agreement has been duly executed by the Company and, when delivered in accordance with its terms, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)      Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Warrant Shares and the Conversion Shares, when issued in accordance with the terms of the Warrants or the Notes, will be validly issued, fully paid and nonassessable, free and clear of all Liens of any kind. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to the Transaction Documents.

(e)      Private Placement. No registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Investors as contemplated in the Transaction Documents. The issuance and sale of the Securities pursuant to the Transaction Documents does not contravene the rules and regulations of the Trading Market.

(f)      No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale in the United States only to the Investors and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(g)      No Disqualification Events. With respect to the Securities to be offered and sold pursuant to the Transaction Documents in reliance on Rule 506(b) under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Investors a copy of any disclosures provided thereunder.

(h)      Other Covered Persons. Other than the Placement Agent, the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Securities in the United States.

(i)      Notice of Disqualification Events. The Company will notify the Placement Agent in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

8      Covenants and Agreements of the Company. The Company further covenants and agrees with the Placement Agent as follows:

(a)      Securities Laws Disclosure; Publicity. The Company shall (a) by 8:00 a.m. (New York City time) on the Trading Day immediately following the date of the final Closing of the Offering, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including this Agreement, the form of Warrant, the form of Note and the Registration Rights Agreement (the “Transaction Documents”) as exhibits thereto, with the Commission within the time required by the Exchange Act and file a material change report with SEDAR within the time required by the Canadian Securities Laws.

(b)      Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof upon request of the Placement Agent. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Investors under applicable securities or “Blue Sky” laws of the states of the United States and shall provide evidence of such actions upon request of the Placement Agent.

(c)      Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

(d)      Transfer Agent. The Company will maintain, at its expense, a registrar and transfer agent for the Common Stock.

(e)      Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities pursuant to the Transaction Documents for working capital purposes or as set forth in the Transaction Documents and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents, (c) for the settlement of any outstanding litigation or (d) in violation of FCPA or OFAC regulations.

(f)      Periodic Reporting Obligations. Until such date that no Investors hold any Securities, the Company shall use commercially reasonable efforts to duly file, on a timely basis, with the Commission and the Trading Market all reports and documents required to be filed under the Exchange Act within the time periods and in the manner required by the Exchange Act.

(g)      Additional Documents. The Company will enter into any subscription, purchase or other customary agreements as the Placement Agent or the Investors deem necessary or appropriate to consummate the Offering, all of which will be in form and substance reasonably acceptable to the Placement Agent and the Investors. The Company agrees that the Placement Agent may rely upon, and each is a third-party beneficiary of, the representations and warranties, and applicable covenants, set forth in any such purchase, subscription or other agreement with Investors in the Offering.

(h)      No Manipulation of Price. The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.

(i)      Acknowledgment. The Company acknowledges that any advice given by the Placement Agent to the Company is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without the Placement Agent's prior written consent.

(j)      Announcement of Offering. The Company acknowledges and agrees that the Placement Agent may, after the Closing, make public its involvement with the Offering.

(k)      Reliance on Others. The Company confirms that it will rely on its own counsel and accountants for legal and accounting advice.

(l)      Research Matters. By entering into this Agreement, the Placement Agent does not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of the Company and the Company hereby acknowledges and agrees that the Placement Agent’s selection as a placement agent for the Offering was in no way conditioned, explicitly or implicitly, on the Placement Agent providing favorable or any research coverage of the Company. In accordance with FINRA Rule 2711(e), the parties acknowledge and agree that the Placement Agent has not directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to the Company or inducement for the receipt of business or compensation.

8.      Indemnification. The Company agrees to indemnify the Placement Agent in accordance with the indemnification and other provisions attached to this Agreement as Exhibit B (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of the Agreement.

9.      Other Activities. the Company acknowledges that CRI has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to CRI’s confidentiality provisions contained in Section 2 above, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of CRI or of any member, manager, officer, employee, agent or representative of CRI, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of CRI to render services of any kind to any other corporation, firm, individual or association; provided that CRI and any of its officers, directors, employees, agents or representatives shall not use the Information to the detriment of the Company. CRI may, but shall not be required to, present opportunities to the Company.

10.      Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal law of the Commonwealth of Pennsylvania. The Company and CRI each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the Court of Common Pleas of the Commonwealth of Pennsylvania, County of Delaware, or in the United States District Court for the Eastern District of Pennsylvania sitting in the City of Philadelphia (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the Court of Common Pleas of the Commonwealth of Pennsylvania, County of Delaware, or the United States District Court for the Eastern District of Pennsylvania sitting in the City of Philadelphia in any such suit, action or proceeding. Each of the Company and CRI further agree to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the Court of Common Pleas of the Commonwealth of Pennsylvania, County of Delaware, or in the United States District Court for the Eastern District of Pennsylvania and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process in any such suit, action or proceeding. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

11.      Securities Law Compliance. The Company, at its own expense, will obtain any registration or qualification required to sell any Securities under the Blue Sky laws of any applicable jurisdictions within the applicable required time periods.

12.      Representations and Warranties of the Company.

The Company represents and warrants to the Placement Agent Parties, as of the date hereof and as of each Closing of this Offering, as follows:

(a)      it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder;

(b)      this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms; and

(c)      the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) such party’s certificate of incorporation or by-laws or (ii) any agreement to which such party is a party or by which any of its property or assets is bound; except where such condition does not, singly or in the aggregate, have a material adverse effect on the Company, its business, or its ability to pay interest and principal on the Notes.

13.      Parties; Assignment; Independent Contractor. This Agreement has been and is made solely for the benefit of CRI and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party and any other purported assignment will be null and void. CRI has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between CRI and the Company or their respective Boards of Directors or management. CRI shall not be considered to be the agent of the Company for any purpose whatsoever and CRI is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever.

14.      Validity. This Agreement contains the entire agreement between the parties hereto. No party has made any statement, agreement or representation, either oral or written, in connection herewith, modifying, adding or changing the terms and conditions herein set forth. No present or past dealings between the parties shall be permitted to contradict or modify the terms hereof. No modification of this Agreement shall be binding unless such modification is in writing and signed by the parties hereto. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

15.      Counterparts. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

16.      Notices. All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing (copies shall not constitute notice):

If to the Company:

IntelGenx Technologies Corp.
6420 Abrams, Ville St.-Laurent
Quebec, Canada H4S 1Y2
Facsimile: (514) 331-0436
E-Mail: horst@intelgenx.com
Attention: Horst G. Zerbe, President and CEO

With a copy to:

Dorsey & Whitney LLP
TD Canada Trust Tower
Brookfield Place, 161 Bay Street, Suite 4310
Toronto, Ontario ON M5J 2S1
E-mail: raymer.richard@dorsey.com
Attention: Richard Raymer

To the Placement Agent:

Cantone Research Inc.
766 Shrewsbury Ave
Tinton Falls, NJ 07724
Telephone: 732-450-3500
Facsimile: 732-450-3520
Attention: Anthony Cantone

With copies to:

Christopher P. Flannery, Esq.
4 Hillman Drive
Suite 104
Chadds Ford, PA 19317
Telephone: (610) 361-8016
Facsimile: (610) 558-4882

17.      Best Efforts Engagement. It is expressly understood and acknowledged that CRI’s engagement for the Offering does not constitute any commitment, express or implied, on the part of CRI or of any of its affiliates to purchase or place the Securities or to provide any type of financing and that the Offering will be conducted by CRI on a “best efforts” (no minimum) basis.

18.      Announcements. The Company agrees that CRI shall, upon a successful transaction, have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that CRI shall submit a copy of any such advertisement to the Company for its approval, such approval not to be unreasonably withheld, conditioned or delayed. The Company further agrees that it shall not issue any press release in connection with the Offering without CRI’s prior written approval of such press release. The Company further agrees that CRI’s counsel shall have the right to review and comment on any Current Report on Form 8-K regarding the Offering prepared by or on behalf of the Company before the same is filed with the SEC.

Very truly yours,

CANTONE RESEARCH, INC.

By:	/s/ Anthony Cantone
Anthony Cantone, President

Agreed to and accepted this 8th. day of May, 2018

INTELGENX TECHNOLOGIES CORP.

By:	_/s/ Horst G. Zerbe
Horst G. Zerbe, President and CEO

EXHIBIT A

TERMS OF THE OFFERING

Issuer	IntelGenx Technologies Corp. (the “Issuer”)

Investor Suitability	“Accredited investors” as defined in Rule 501 of Regulation D and otherwise acceptable to us. See “Investor Suitability Standards.”

Securities Offered

Units consisting of shares of Common Stock of the Company, a 6% convertible subordinate promissory note of the Company, and common stock purchase warrants, all as described in the Company’s Private Placement Memorandum (the “Memorandum”).

Offering Price	$10,000 per Unit.

Maximum Offering Amount	Up to $4,000,000 (400 Units). The closing of the Offering is not conditioned upon the acceptance of subscriptions for any minimum number of Units.

Minimum Investment	$10,000 (one Unit)

Interest Rate	Interest on the Notes will accrue at a rate of 6% per annum, payable quarterly on the first day of June, September, December and March, based on the outstanding principal amount of the Note on the first day of the previous month in cash.

Ranking	The Notes will be subordinated to any senior debt of the Issuer and pari passu with any other subordinate debt of the Issuer.

Use of Proceeds	The Company intends to use the net proceeds from the Offering as disclosed in the section entitled “Use of Proceeds” in the Memorandum.

Type of Offering

The Company is offering the Units on a “best efforts, no minimum” basis, through the Placement Agent. The Company anticipates conducting an Initial Closing on or before May 15, 2018, with additional closings before the Offering Termination Date.

The Company reserves the right to accept or reject any subscription for Units, in whole or in part, and any subscription for Units that is not accepted will be returned to the subscriber without interest or deduction.

Escrow	The cash subscriptions for Units will be held in a non-interest- bearing escrow account established by the Placement Agent.

Offering Period	The Offering will terminate upon the earlier of: (i) the Company’s acceptance of subscriptions for the Maximum Offering Amount at one or more Closings or (ii) the Offering Termination Date.

Offering Termination Date	May 15, 2018, or as mutually agreed.

Placement Agent Compensation

As consideration for acting as Placement Agent, the Company will: pay to CRI (a) a commission equal to 6% of the aggregate gross cash proceeds received by the Company from each Closing, (b) a non-accountable expense allowance equal to 1.75% of the aggregate gross cash proceeds received by the Company from each Closing and (c) Placement Agent Warrants with the same terms and conditions as the Warrants included as part of the Unit, in the amount of 925 Placement Agent Warrants for each Unit sold The Company will pay all “blue sky” filing fees and expenses (but not legal fees).

Risk Factors	An investment in the Units involves a high degree of risk, including those risks disclosed in the Memorandum.

EXHIBIT B

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless the Placement Agent and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Placement Agent’s acting for the Company or Funding, including, without limitation, any act or omission by Placement Agent in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Placement Agent to which these indemnification provisions are attached and form a part, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement or the subscription agreement with the investors (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Placement Agent of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Placement Agent by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Placement Agent, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability, which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder, except to the extent that such Indemnified Party’s failure has materially prejudiced the Indemnifying Party’s rights or materially increased its liabilities and obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it at its own expense. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Placement Agent, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Placement Agent in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Placement Agent pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.